EXHIBIT 4.4

CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF
RITE AID CORPORATION
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Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
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Rite Aid Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

                                                 FIRST: The first paragraph of Article FOURTH of the Corporation's Restated Certificate of Incorporation, relating to the capital structure of the Corporation, is hereby amended to read in its entirety as set forth below:

 "FOURTH: The total number of shares of stock
which the corporation shall have authority to issue
shall be one billion five hundred twenty million
(1,520,000,000) shares of which one billion five
hundred million (1,500,000,000) shares shall be
Common Stock of the par value of $1.00 per share,
and twenty million (20,000,000) shares shall be
Preferred Stock of the par value of $1.00 per share."

SECOND: This amendment to the Restated Certificate of Incorporation, as amended, was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Rite Aid Corporation has caused this Certificate to be duly executed in its corporate name this 4th day of June, 2007.

RITE AID CORPORATION

By:	/s/ Robert B. Sari
Name:	Robert B. Sari
Title:	Executive Vice President,
General Counsel and Secretary